                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)       December 21, 1998
                                                 ------------------------------



                            MATRIA HEALTHCARE, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                     0-20619                     58-2205984
-------------------------------------------------------------------------------
(State or other            (Commission                  (IRS Employer
jurisdiction of            File Number)                 Identification No.)
incorporation)


1850 Parkway Place, Marietta, Georgia                             30067
-------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code      (770) 423-4500
                                                  -----------------------------




                                 Not Applicable
-------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.    Other Events.

           On December 21, 1998, Matria Healthcare, Inc., a Delaware corporation ("Matria"), and Gainor Medical Management, L.L.C., a Georgia limited liability company ("Gainor Medical"), executed a Purchase and Sale Agreement (the "Purchase and Sale Agreement") pursuant to which Matria will purchase all of the business and assets of Gainor Medical (other than those assets excluded by the terms of the Purchase and Sale Agreement). The assets to be acquired include the outstanding capital stock, membership interests, and other equity interests of the subsidiaries of Gainor Medical; the rights of Gainor Medical under contracts and agreements; and cash, cash equivalents, deposits and investments. The consummation of the transactions contemplated by the Purchase and Sale Agreement is subject to several conditions, including financing and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

           Gainor Medical is engaged in the business of diabetes disease management and microsampling in the United States and Europe. The purchase price of the transaction will be approximately $130 million, which consists of approximately $85 million in cash at closing; and the issuance of $45 million in redeemable preferred stock and warrants of Matria, consisting of: $35 million of preferred stock with dividends payable quarterly at the rate of eight percent per annum in cash; $10 million of convertible preferred stock with dividends payable quarterly at the rate of four percent per annum, in cash or in kind at Matria's option, convertible into Matria Common Stock at the rate of $4.50 per share; and ten year warrants exercisable at $3.00 per share to purchase four million shares of Matria Common Stock. Both series of the preferred stock are required to be redeemed at par in equal increments on their eighth, ninth, and tenth anniversaries, and the convertible preferred stock may be redeemed at a twenty two percent premium at Matria's option at any time after its second anniversary if the then current market price of Matria Common Stock equals or exceeds $5.40 per share. The Purchase and Sale Agreement also provides for the issuance in the year 2000 of up to $35 million of contingent subordinated notes payable up to five years after issuance and bearing interest at twelve percent per annum, eight percent to be paid quarterly and four percent accruing to maturity, if certain financial performance thresholds are achieved for the year ending 1999.

           In connection with the proposed acquisition, Matria has obtained a financing commitment, subject to customary conditions, providing for a $125 million five year credit facility consisting of an $80 million term loan facility and a $45 million revolving credit facility.

           After the acquisition, Mark J. Gainor and J. Michael Highland, the principal officers of Gainor Medical, will continue to be involved on a full time basis in the management of the diabetes disease management and microsampling businesses. In addition, Matria's Board of Directors will be expanded at the closing of the transaction to include Mr. Gainor and Rod F. Dammeyer, Managing Director of Equity Group Corporate Investments, a privately held investment firm controlled by Sam Zell. Matria will also enter a five year agreement on the date of closing with Mr. Gainor and Sam Zell affiliate SZ Investments, L.L.C. ("SZI"), the two principal equity holders in Gainor Medical, which allows Mr. Gainor and SZI to increase their stock ownership in Matria to an aggregate of up to thirty five percent of Matria Common Stock, on a fully diluted basis (the "Standstill Agreement"), subject to a requirement that they refrain from any attempt to gain control of Matria during the term of the Standstill Agreement. Pursuant to this transaction, Matria has amended its shareholder rights plan to permit the acquisition of shares by Mr. Gainor and SZI up to the limit of the Standstill Agreement.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Matria has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 Matria Healthcare, Inc.
                                 --------------------------------------------
                                 Registrant


                                 By:    /s/ Donald R. Millard
                                        -------------------------------------
                                        Donald R. Millard
                                        President and Chief Executive Officer

Date:    December 23, 1998



                                       3